FURROW

COMBINED AND CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2016

COMBINED AND CARVE-OUT FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2016

1	Combined and carve-out statement of comprehensive income	3

2	Combined and carve-out statement of financial position	4

3	Combined and carve-out statement of changes in parent company net investment	5

4	Combined and carve-out statement of cash flows	6

5	Notes to combined and carve-out financial statements	7

1	COMBINED AND CARVE-OUT STATEMENT OF COMPREHENSIVE INCOME
For the year ended 31 December

(GBP x 1,000)		2016	2015
5.6.10	Revenue	28,156	34,112
5.6.11.1	Third party costs	(19,546)	(21,827)

5.6.10.2	Net revenue own services (revenue less third party costs)	8,610	12,285
	Other income	22	34

5.8	Personnel expenses	(4,472)	(6,901)
5.6.5.4	Depreciation	(5,963)	(5,190)
5.9	Impairments	(9,026)	(29,133)
5.10	Other expenses	(2,637)	(3,252)

	Results from operating activities (EBIT)	(13,466)	(32,157)

5.11	Net finance income/(expenses)	(1,363)	41

	Profit/(loss) before income tax	(14,829)	(32,116)
5.12	Income tax gain/(expense)	(184)	(155)

	Profit/(loss) for the period	(15,013)	(32,271)

	Other comprehensive income
	Items that may be reclassified subsequently to profit or loss (net of tax)
	Foreign currency translation differences	10,192	3,209

	Total other comprehensive profit/(loss) for the period (net of tax)	10,192	3,209

	Total comprehensive profit/(loss) for the period	(4,821)	(29,062)

	Profit/(loss) attributable to:
	Owners of Furrow	(15,013)	(32,271)

	Total comprehensive profit/(loss) attributable to:
	Owners of Furrow	(4,821)	(29,062)

The notes on pages 7 to 24 are an integral part of these combined and carve-out financial statements.

2.    COMBINED AND CARVE-OUT STATEMENT OF FINANCIAL POSITION

(GBP x 1,000)		31 December 2016	31 December 2015	1 January 2015
	Assets
5.13	Property, plant and equipment	49,091	50,333	81,602

	Total non-current assets	49,091	50,333	81,602

5.14	Inventories	258	125	672
5.6.4.2	Trade and other receivables	12,006	4,391	11,145

	Total current assets	12,264	4,516	11,817

	Total assets	61,355	54,849	93,419

	Parent company net investment
5.16	Parent company net investment	53,193	43,274	76,122

	Total parent company net investment	53,193	43,274	76,122

	Liabilities
5.17	Provision for onerous contract	2,229	3,453	9,055

	Total non-current liabilities	2,229	3,453	9,055

5.18	Trade and other payables	3,240	2,354	4,226
5.17	Provision for onerous contract	2,594	5,602	3,761
	Other taxes and social security charges	99	166	255

	Total current liabilities	5,933	8,122	8,242

	Total liabilities	8,162	11,575	17,297

	Total parent company net investment and liabilities	61,355	54,849	93,419

The notes on pages 7 to 24 are an integral part of these combined and carve-out financial statements.

3	COMBINED AND CARVE-OUT STATEMENT OF CHANGES IN PARENT COMPANY INVESTMENT

(GBP x 1,000)				2016
	Translation reserve	Result for the period	Funding by Fugro	Total parent company net investment
Balance at 1 January 2016	3,209	(32,271)	72,336	43,274
Total comprehensive income for the period:
Profit or (loss)		(15,013)		(15,013)

Other comprehensive income
Currency translation adjustment	10,192			10,192

Total comprehensive profit/(loss) for the period	10,192	(15,013)	—	(4,821)

Net movements in funding			14,740	14,740
Transfer of previous year's result		32,271	(32,271)	—

Balance at 31 December 2016	13,401	(15,013)	54,805	53,193

(GBP x 1,000)				2015
	Translation reserve	Result for the period	Funding by Fugro	Total parent company net investment
Balance at 1 January 2015			76,122	76,122
Total comprehensive income for the period:
Profit or (loss)		(32,271)		(32,271)

Other comprehensive income
Currency translation adjustment	3,209			3,209

Total comprehensive income/(loss) for the period	3,209	(32,271)	—	(29,062)

Movements in funding			(3,786)	(3,786)

Balance at 31 December 2015	3,209	(32,271)	72,336	43,274

The notes on pages 7 to 24 are an integral part of these combined and carve-out financial statements.

4	COMBINED AND CARVE-OUT STATEMENT OF CASH FLOWS
For the year ended 31 December

(GBP x 1,000)		2016	2015
	Cash flows from operating activities
	Profit/(loss) for the period	(15,013)	(32,271)

	Adjustments for:
5.6.5.4	Depreciation	5,963	5,190
5.9	Impairments	9,026	29,133
5.17	Change in provision for other liabilities and charges and employee benefits	(5,204)	(3,761)
5.12	Income tax expense/(gain)	184	155
5.11	Finance income and expense	1,363	(41)

	Operating cash flows before changes in working capital	(3,681)	(1,595)
5.14	Change in inventories	(133)	547
5.6.4.2	Change in trade and other receivables	(7,615)	6,754
5.18	Change in trade and other payables	819	(1,961)

	Changes in working capital	(6,929)	5,340

	Net cash generated from operating activities	(10,610)	3,745

	Cash flows from investing activities
5.13	Capital expenditures on property, plant and equipment	(4,337)	(133)

	Net cash (used in) / from investing activities	(4,337)	(133)

	Cash flows from operating activities after investing activities	(14,947)	3,612

	Cash flows from financing activities
	Transfer from (to) parent	14,947	(3,612)

	Net cash from / (used in) financing activities	14,947	(3,612)

	Net increase in cash and cash equivalents	—	—
	Cash and cash equivalents at 1 January	—	—
	Effect of exchange rate fluctuations on cash held	—	—

	Cash and cash equivalents at 31 December	0	0

The notes on pages 7 to 24 are an integral part of these combined and carve-out financial statements.

5	NOTES TO COMBINED AND CARVE-OUT FINANCIAL STATEMENTS

5.1	Background

Historically Fugro N.V. (ÒFugroÓ) operated its trenching and cable laying activities primarily from Aberdeen, Scotland. These activities are further referred to as the Furrow Business.

On 12 October 2017, Global Marine Group (referred to as "Global") announced its plan to acquire certain parts of the Furrow business from Fugro. The intended acquisition of Furrow aims to provide Global with high-end capabilities. The divestment aims that Furrow strengthens its strategic focus while seizing the opportunity to operate to its full potential

The ultimate majority shareholder of Global is HC2 Holdings, Inc. (ÒHC2Ó) which is a publicly traded company on the New York Stock Exchange. In accordance with the SEC Regulation S-X requirements applicable to HC2 these combined and carve-out financial statements are required.

Furrow is the aggregate of various (parts of) legal entities which have not previously been represented by one separate legal reporting entity. Consequently, management has never prepared a single set of financial statements which represented the Furrow business. Accordingly, to meet the filing requirements of HC2 combined and carve-out financial statements have been prepared In accordance with IFRS as issued by the IASB (ÒIFRSÓ). The combined and carve-out financial statements reflect income and expenses, assets and liabilities and cash flows of those entities that have historically formed the Furrow business within Fugro and those which can be allocated to the Furrow business.

The Furrow business is primarily operated from Aberdeen, Scotland. Fugro N.V. is the (ultimate) parent company of Furrow.

5.2	Introduction to the combined and carve-out financial statements
The combined and carve-out financial statements for the years ended 31 December 2016 have been derived from the consolidated financial statements of Fugro N.V. which have been prepared in accordance with International Financial Reporting Standards (ÒIFRSÓ), as endorsed by the European Union (ÒEUÓ). All standards and interpretations issued by the International Accounting Standards Board (ÒIASBÓ) and the IFRS Interpretations Committee effective as of 31 December 2016 have been endorsed by the EU, except that the EU did not adopt certain paragraphs of IAS 39 applicable to certain hedge transactions. Fugro and Furrow have no hedge transactions to which these paragraphs are applicable. Consequently, the accounting policies applied by Furrow comply with IFRS as issued by the IASB.

As Furrow has not previously prepared stand-alone financial statements, these combined and carve-out Financial Statements are the first IFRS financial statements of Furrow in which IFRS 1 (First-time Adoption of International Financial Reporting Standards) has been applied. IFRS 1 sets out the procedures that an entity must follow when it adopts IFRSs for the first time as the basis for preparing its general purpose financial statements. The combined and carve-out financial statements have been prepared according to IFRS 1.D16(a) and, apart from the applied exemption stated below, reflect the carrying amounts that are included in Fugro Consolidated Financial Statements.

As a first-time adopter, Furrow has applied the exemption under IFRS 1.D13(a) to deem the cumulative foreign exchange differences to be zero at 1 January 2015 (the date of transition). Since Furrow did not previously prepare combined financial statements, and accordingly does not have any previous GAAP for purposes of the combined and carve-out financial statements, Furrow is not required to present reconciliations with previous GAAP.

The accounting policies applied in the combined and carve-out Financial Statements are, to the extent applicable, consistent with accounting policies applied in Fugro's consolidated financial statements. IFRS does not provide guidance for the preparation of combined and carve-out financial statements, and accordingly in preparing the combined and carve-out financial statements certain accounting conventions commonly used for the preparation of historical financial statements have been applied. The application of these conventions has been described under ÒBasis of preparationÓ in section 5.5.

The combined and carve-out financial statements have been prepared on a going concern basis.

On 24 November 2017 the management of Furrow authorized the combined and carve-out financial statements for issuance.

5.3    Basis of presentation
The combined and carve-out financial statements presented herein comprise the year ended 31 December 2016 and include one comparative period ending 31 December 2015 and the opening balance sheet at 1 January 2015.

The financial statements have been prepared on the historical cost basis except if disclosed otherwise.

The financial statements of all components included in the combined and carve-out financial statements are measured using the currency of the primary economic environment in which the components operates (functional currency). The British Pound (GBP) is the presentation currency of Furrow. All values are rounded to the nearest thousand GBP 000 except when otherwise indicated.

5.4     Basis of combination
The combined and carve-out financial statements of Furrow consist of the activities of Fugro trenching and cable laying business on a combined basis. In preparing the combined and carve-out financial statements for Furrow all assets, liabilities, revenues, and expenses specific to Furrow have been identified and captured.

Furrow consists of one wholly identifiable legal entity and two legal entities who have shared activities and operations with Furrow and other Fugro businesses; these are considered commingled legal entities. As such, the combined and carve-out financial statements of Furrow will include the combined financial information of the wholly identifiable legal entity and the respective specifically identifiable assets, liabilities, revenues, and expenses of Furrow within commingled legal entities.

The combined and carve-out financial statements reflect the actual historical activities of Furrow and therefore also include certain assets that are not part of the contemplated transaction. Consequently, the combined and carve-out financial statements may not be indicative of Furrow’s future performance. Furthermore, the combined and carve-out financial statements do not necessarily reflect what its combined results of operations, financial position and cash flows would have been, had Furrow operated as an independent legal group and had it presented stand-alone financial statements during the periods presented.

In the combination all intercompany balances and transactions between Furrow components have been eliminated. Unrealized gains and losses have also been eliminated in the combination, but, in the case of unrealized losses, only to the extent there is no indication of impairment. The transactions and balances with Fugro (including the part of the commingled entities not allocated) have not been eliminated.

Fugro has historically charged centrally provided services to its subsidiaries. The combined and carve-out financial statements include an allocation, on a rational and reasonable basis, of the centrally managed costs and expenses, such as information technology support, shared accounting services, human resources and benefit management, treasury, and other corporate general and administrative expenses.

Management believes the allocation methods applied in the combined and carve-out financial statements to be a reasonable reflection of the utilization of services provided by Fugro. However, different allocation methods could have resulted in different outcomes. The allocation methods are therefore not necessarily representative of the financial positions, results of operations or cash flows that would have been reported if Furrow operated on its own or as an entity independent from Fugro during the periods presented. Actual future cost levels may thus deviate from historical presentation.

5.5	Basis of Preparation

5.5.1 Combined and carve-out statement of financial position

The Furrow combined and carve-out statement of financial position include the assets and liabilities as explained in section 5.4, which have been determined in the following manner.

5.5.1.1 Property, plant and equipment (‘PP&E’)
All property, plant and equipment that is clearly attributable to the combined and carve out reporting entity is recognized in the financial statements. For the Furrow business, these assets mainly relate to a vessel (Symphony), 2 trenching systems, 4 ROVs and related equipment. Management considers that the assets are clearly attributable to the Furrow business because the Furrow business is considered the main user of these assets.

Some assets are shared between Fugro and the Furrow business, such as corporate facilities, mainframe computers, etc. For these assets specific identification cannot be achieved because both the combined and carved-out reporting entity and other components of the larger reporting entity use them and neither can conduct its business without them. Management considers the Furrow business not to be the main user and treats these shared assets as an service agreement. As a consequence, Furrow does not recognize the leased assets, but includes the expense associated with the use of the shared assets in its combined and carve-out financial statements.

5.5.1.2 Inventories
Inventories mainly comprise fuel stored in vessels. The inventories are recognized in the combined and carve-out financial statements, when Furrow is considered to be the main user of the asset. Fuel is directly linked to the vessels. Therefore, management considers that the inventories directly attributable to the vessels of the Furrow business are recognized as inventories in the combined and carve-out financial statements.

5.5.1.3 (Trade) Receivables, (trade) payables and other current assets and liabilities
The receivables and payables of the Furrow business relate to trade accounts receivable and payable, receivables due from affiliated companies and payables and miscellaneous (other) receivables and payables. All receivables and payables that are specifically attributable to the Furrow business are recognized in the combined and carve-out financial statements. Management considers that in most cases it is possible to determine, on an item-by-item/line-by-line basis, whether a receivable or payable is attributable to the Furrow business based on project codes, link with vessels, etc.
In case the receivables and/or payables are not directly attributable to the Furrow business, management have applied other reasonable allocation methods, e.g. based on relative sales.

5.5.1.4 Provisions
Based on a detailed management assessment all provisions that are specifically attributable to the Furrow business are recognized in the combined and carve-out financial statements. For the Furrow business, the provision relates to the onerous contract provision for the Saltire charter agreement.

5.5.1.5 Financing and Debt
The financing of the Furrow business is mainly done through intercompany financing. All debt balances with Fugro have been presented as part of parent company’s net investment. The funding structure is therefore not necessarily representative of the financing that would have been reported if Furrow operated on its own or as an entity independent from Fugro during the periods presented, nor is it indicative of the financing that may arise in the future. Intercompany balances with other Fugro businesses which are operational in nature are not presented as part of parent company's net investment, but accounted for as receivable or liability.

5.5.1.6 Cash and cash equivalents
Amounts for cash, cash equivalents are reflected in the combined and carve-out financial statements only for those activities of Furrow that operated or existed in separate dedicated Furrow legal entities, during the period of the combined and carve-out financial statements. In those cases, the Furrow business has the legal rights to deposit or withdraw funds autonomously. However, no such balances exist at Furrow.

Fugro uses a centralized cash management function across Furrow involving sweep accounts. The entities within the Furrow business have the right to autonomously make payments up to a certain limit. However, the legal rights for the cash included in the cash pooling remains with Fugro. Therefore, these funds are not considered cash of the combined and carved-out reporting entity and is included in parent company’s net investment as additional funding from (payment to). As a consequence of this cash pooling arrangement with Fugro and the absence of cash balances in wholly identifiable legal entities owned no cash and cash equivalents have been included in the Furrow combined and carve-out financial statements.

5.5.1.7 Employee Benefit Plans
Furrow employees take part in the Fugro Subsea Services Limited defined contribution plans. These post-employment plans have been established in accordance with the legal requirements, customs and the local practice. This plan qualifies as defined contribution plan under IAS 19. Contributions are recognized in the income statement in the period in which they become payable.

The costs and liabilities that are directly attributable to employees of the Furrow business are allocated to and included in the combined and carve-out financial statements.

5.5.1.8 Parent company net investment
As the combined entities were all wholly owned by the Parent, i.e. Fugro, a Òparent company net investmentÓ caption is presented in lieu of shareholders’ equity in the combined and carve-out financial statements because a direct ownership relationship did not exist among the entities comprising the Furrow business. The net assets invested by Fugro is shown as Òparent company net investmentÓ.

Changes in net assets allocated to Furrow are presented separately in the combined and carve-out statement of changes in parent company net investment through line ÒNet movement in FundingÓ and in the statement of cash flows through line ÒTransfers from (to) parentÓ, reflecting the internal financing between Fugro and Furrow during the periods presented. Reference is also made to note 5.5.1.5.

5.5.2 Combined and carve-out statements of comprehensive income

5.5.2.1 Corporate allocations
Historically, a reasonable portion of the central costs were already charged to the Fugro entities. The combination of the Furrow activities mainly resulted in additional allocation of previously unallocated costs to the Furrow activities included in Fugro Subsea Services Limited, located in Aberdeen. Previously unallocated costs mainly comprise company overhead and other items such as employee benefits, taxes and foreign exchange results. The allocation to Furrow of previously unallocated costs is mainly based on activity (headcount or sales).

5.5.2.2 Employee expenses
Employee benefit expenses and other operational costs were allocated to Furrow based on headcount.

5.5.2.3 Depreciation and amortization
Depreciation and amortization were assigned to Furrow based on the split of related assets.

5.5.2.4 Finance expenses
Finance expense recorded in the combined carve-out statements of comprehensive income does not include any allocation of interest incurred by Fugro or interest on funding provided as part of the parent company’s net investment.

5.5.2.5 Income taxes
The Furrow combined components file a tax return either independently or as part of a larger Fugro legal entity, in accordance with the tax laws for their jurisdictions. For the purpose of the combined and carve-out financial statements, income taxes are computed and reported using the separate return method. The resulting deferred tax assets and liabilities are accounted for using the asset and liability approach. Furrow management estimates the income taxes for each of the jurisdictions in which they operate. This involves estimating their actual current tax exposures and assessing temporary and permanent differences resulting from differing treatment of items, such as reserves and accruals, for tax and accounting purposes.

Furrow management considers the separate tax return method to be reasonable, but it does not necessarily lead to the tax result that would have been incurred if the Furrow components were separate taxable entities. The separate taxable entities assumption implies that current and deferred taxes of all Furrow entities are calculated separately and any resulting deferred tax assets are evaluated for utilization following this assumption. When Furrow operations were included with other Fugro entities in a (consolidated group) tax return, the effects of the consolidated tax returns, including the payment of taxes or utilization of any historical net operating losses, have been recorded as part of parent company’s net investment.

5.5.3 Combined carve-out statements of cash flows
The combined and carve-out statement of cash flow has been prepared using the indirect method, whereby profit or loss is adjusted for the effects of transactions of a non-cash nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows. As explained in section 5.5.1.6 Furrow holds no cash and cash equivalents.

Funding by (distribution to) Fugro as reflected in the combined carve-out statements of cash flows under cash flows from financing activities differs from the movement in funding in the combined carve-out statements of changes in business equity, as a result of the following:

▪
Cash and cash equivalents and other funding balances with Fugro are presented as part of parent’s company net investment and accordingly, foreign currency translation adjustments arising upon consolidation of these balances are also included in parent’s company net investment; and

▪
Income taxes of all Furrow components are calculated on a separate return basis. Due to the fact that Furrow components did not file separate tax returns, but were part of a Fugro consolidated tax group, tax balances are deemed either contributed or distributed to the shareholder, Fugro, and have therefore been accounted for as parent company net investment transactions with Fugro.

5.6 Summary of significant accounting policies
The accounting policies set out below have been applied consistently in the preparation of the combined and carve-out financial statements.

5.6.1	Foreign currency

5.6.1.1	Foreign currency transactions and translation
Transactions in foreign currencies are translated to the respective functional currencies of the entities where the Furrow operations are included in, at exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the respective functional currency at the foreign exchange rate at that date.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction and are recognised in profit or loss.

A summary of the main currency exchange rates applied in the year during the periods presented is provided:

(in GBP)	USD at year-end	USD average	EUR at year-end	EUR average	NOK at year-end	NOK average
2016	0.819	0.746	0.862	0.820	0.095	0.088
2015	0.676	0.659	0.735	0.725	0.076	0.081
2014	0.641	N/A	0.781	N/A	0.087	N/A

5.6.1.2	Foreign carve-out components
The assets and liabilities of the carve-out components are translated to GBP at foreign exchange rates effective at the reporting date. The income and expenses the carve-out components are translated to GBP at exchange rates effective at the dates of the transactions. The functional currency of the carve-out components are GBP, EUR and USD and are the same as the functional currencies historically applied by Fugro.

Foreign currency differences are recognised in other comprehensive income, and presented in the foreign currency translation reserve for the carve-out components (Translation reserve) in parent company net investment.

5.6.2	Estimates and management judgements
The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ materially from these estimates.

The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the result of which forms the basis of making the judgements about the carrying values of the assets and liabilities that are not readily apparent from other sources. The estimates and the underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised, if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Historical estimates for the opening balance sheet as well as the financial year 2015 are based on the estimates at the time of preparation of the Fugro financial statements for those years. These estimates are only revised in the carve-out financial statements when management has become aware of factors influencing the estimates that also were present at the time of preparation of the historic financial statements.

Key sources of estimation uncertainty
The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the combined and carve-out financial statements is included below:

■	Impairments:

▪
Impairment analyses, amongst other relating to vessels, are performed whenever a triggering event has occurred to determine whether the carrying amount exceeds the recoverable amount. The accounting policies regarding impairments are included in accounting policy 5.6.7. Note 5.6.7.2 contains information about the key assumptions used to determine the recoverable amount of the various cash generating units.

▪
Specific information on credit risk is disclosed in notes 5.19.2 and 5.20. These notes contain information about the assumptions used relating to impairment of trade receivables, unbilled revenue on (completed) projects and other receivables and appropriate sensitivity analysis.

■
Provision for onerous contract: Information on the assumptions used in estimating onerous contract provision are included in accounting policy 5.6.8 and note 5.6.8.1. The provision in respect of the onerous contract are based on the obligation that Furrow has with counterparties involved and represent the best estimate of the obligation.

■
Basis of allocation: The nature of the combined and carve-out financial statements requires management to make estimates of a reasonable assignment or allocation for assets, liabilities and costs shared with other Fugro businesses. These allocations were performed in a manner deemed reasonable by management and are explained in section 5.5. Different allocation methods could have resulted in different outcomes. The basis of allocation is therefore not necessarily representative of the assets, liabilities or costs that would have been reported if Furrow operated on its own or as an entity independent from Fugro during the periods presented, nor is it indicative of the assets, liabilities or costs that may arise in the future.

5.6.4	Financial instruments

5.6.4.1	Non-derivative financial assets
Furrow's non-derivative financial assets classify as loans and receivables. Reference is made to accounting policy (5.5.1.3) and note 5.15. Furrow initially recognises loans and receivables and deposits on the date that they are originated.

Furrow derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by Furrow is recognised as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, Furrow has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously. Loans and receivables comprise trade and other receivables. The carrying amount of these assets approximates to their fair value.

5.6.4.2	Trade and other receivables
Trade and other receivables are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition they are measured at amortised cost using the effective interest method less, any impairment losses (refer to accounting policy 5.6.7.1). Unbilled revenue on (completed) projects represents the gross amount expected to be collected from customers for contract work performed to date, It is measured at costs incurred plus profits recognised to date less progress billings and recognised losses. Advances received from customers are presented as advance instalments to work in progress.

5.6.4.3	Non-derivative financial liabilities
Financial liabilities are recognised initially on the trade date, which is the date that Furrow becomes a party to the contractual provisions of the instrument. Furrow derecognises a financial liability when its contractual obligations are discharged, cancelled or expire. Financial liabilities are initially recognised at fair value net off any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities and assets are offset and the net amount presented in the statement of financial position when, and only when, Furrow has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Financial liabilities comprise trade and other payables. The carrying amount of these liabilities approximates to their fair value.

5.6.5	Property, plant and equipment

5.6.5.1	Owned assets
Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses (refer to accounting policy (5.6.7)). The cost of property, plant and equipment includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the costs of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located and capitalised borrowing costs.

Property, plant and equipment that is being constructed or developed for future use is classified as property, plant and equipment under construction and stated at cost until construction or development is complete, at which time it is reclassified as land and buildings, plant and equipment, vessels or other property, plant and equipment. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. The gain or loss on disposal of an item of property, plant and equipment is determined by comparing the proceeds from disposal with the carrying amount of the property, plant and equipment, and is recognised net within ‘other income’ or ‘other expenses’ in profit or loss.

5.6.5.2	Leased assets
A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.
Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. A lease is classified as an operating lease if it does not transfer substantially all the risks and rewards incidental to ownership and are not recognised in Furrow’s statement of financial position. Lease payments are accounted for as described in accounting policy 5.6.11.2.
If a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognised immediately. Furrow has no financial lease assets and did not enter in any sale and leaseback transaction during the period.

5.6.5.3	Subsequent cost
Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to Furrow and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognised when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

5.6.5.4	Depreciation
Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each component of an item of property, plant and equipment. Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate. The estimated useful lives for the current and comparative period of significant items of property, plant and equipment are as follows:

Category	Years

Vessels
Vessels	25
Vessel improvements and dry-docking	1 - 5

Trenching systems
Trenching systems	7

ROVs
ROVs	6 - 7

5.6.6	Inventories
Inventories are measured at the lower of cost and net realisable value. The cost of inventories is determined using on the first-in first-out principle, and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. Net realisable value of inventories is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

5.6.7	Impairment

5.6.7.1	Trade receivables
A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Furrow considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics. In assessing collective impairment Furrow uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

5.6.7.2	Property, plant and equipment
The carrying amounts of Furrow’s non-financial assets other than inventories, assets arising from employee benefits and deferred tax assets (refer to accounting policy (5.6.13), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. An impairment loss is recognised if the carrying amount of an asset or its related cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss.

The recoverable amount of an asset is the higher of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash-generating unit.

Impairment losses recognised in prior periods are reviewed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

5.6.8	Provisions
A provision is recognised if, as a result of a past event, Furrow has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions for other liabilities and charges are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

5.6.8.1	Onerous contracts
A provision for onerous contracts is recognised when the expected benefits to be derived by Furrow from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of performing under the contract. The expected net cost of performing under the contract is based on cash flow calculations discounted using a rate that reflects current market assessments of the time value of money. Before a provision is established, Furrow recognises any impairment loss on the assets associated with and/or dedicated to that contract.

5.6.9	Trade and other payables
Trade and other payables are recognised initially at fair value net of any directly attributable transaction costs. Subsequent to initial recognition they are measured at amortised cost using the effective interest method.

5.6.10	Revenue
Revenue comprises the fair value of the consideration received or receivable for the services rendered in the ordinary course of Furrow’s activities. Revenue is shown net of value-added tax, rebates and discounts and after eliminating sales within Furrow.

Furrow recognises revenue when persuasive evidence exists, usually in the form of an executed sales agreement, the amount of revenue can be measured reliably, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of Furrow’s activities as described below. Furrow bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

5.6.10.1	Services rendered
Revenue from services rendered to third parties relate to fixed price contracts and variable price contracts (mainly daily rates or rates per (square) kilometre). This revenue is recognised in profit or loss in proportion to the percentage of completion of the transaction at the reporting date. The percentage of completion is based on the input measure and is determined as a percentage of the contract costs incurred in relation to the total estimated contract costs (as this method is most appropriate for the majority of the services provided by Furrow) and are only recognised to the extent of costs incurred that are likely to be recoverable. An expected loss on a contract is recognised immediately in profit or loss.

5.6.10.2	Net revenue own service (revenue less third party costs)
Net revenue own service comprises all revenue minus costs incurred with third parties related to the employment of resources (in addition to the resources deployed by Furrow) and other third party cost such as charter-lease costs and other cost required for the execution of various projects.

5.6.11	Expenses

5.6.11.1	Third party costs
Third party costs are matched with related revenues on contracts and accounted for on a historical cost basis.

5.6.11.2	Lease payments
Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

5.6.12.3	Net finance income and expenses
Net finance income and expenses consist of finance expenses, finance income and foreign currency gains and losses. Finance expenses comprise unwinding of the discount on provisions and impairment losses recognised on financial assets (other than trade receivables).

Foreign currency gains and losses are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

5.6.13	Income tax
Furrow has determined the income tax balances in accordance with the accounting policy set out in the basis of preparation in note 5.5.2.5.

Income tax expense comprises current and deferred tax. Current tax and deferred tax is recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

5.6.14	New standards and interpretations
Certain new accounting standards have been published that are not mandatory for these combined and carve-out financial statements and have not been early adopted by Furrow. The impact of these new standards has been addressed and set out in the tables below.
Furrow has performed an impact assessment of IFRS 9 Financial Instruments and IFRS 15 Revenue from Contracts with Customers. This assessment is based on currently available information. New information from further detailed analyses or additional reasonable and supportable information may be made available to Furrow up to the date of mandatory application. Accordingly, Furrow’s impact assessment may change up to that date.

Nature of change	Impact	Mandatory application date
IFRS 9 Financial Instruments
IFRS 9 introduces (1) new classification and measurement requirements for financial assets and liabilities, (2) a new expected loss impairment model and (3) new hedge accounting requirements.
Classification and measurement:
Furrow concludes that all material financial assets and liabilities will continue to be measured on the same basis as currently applied under IAS 39 (mainly amortised cost).

Impairment:
IFRS 9 requires Furrow to record expected credit losses on long-term loans, deposits and other long-term receivables either on a 12-month or lifetime basis. Furrow will apply the simplified approach to recognise lifetime expected credit losses on trade and other receivables (including unbilled revenue from contracts with customers).

Hedge accounting:
Furrow does not engage in material hedging transactions with derivatives.

Impact:
Furrow does not expect the impact of the adoption of IFRS 9 on its combined and carve-out financial statements to be material.
Must be applied for financial years commencing on or after 1 January 2018.

IFRS 15 Revenue from Contracts with Customers
The core principle of IFRS 15 is that an entity should recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled. The standard introduces a five-step approach to revenue recognition. An entity recognises revenue when (or as) a performance obligation is satisfied, i.e. when ‘control’ is transferred to the customer. Far more prescriptive guidance has been added in IFRS 15 to deal with specific scenarios. Furthermore, extensive disclosures are required.

Currently Furrow recognises revenues according to the percentage of completion method. Under IFRS 15, the Furrow anticipates to recognise revenue over time. No material measurement transition differences are expected.

Impact:
Furrow does not expect material recognition and measurement differences upon transition to IFRS 15. Furrow is currently implementing system changes, policies and procedures to collect and disclose the required information.
Mandatory for financial years commencing on or after 1 January 2018.
IFRS 16 Leasing
IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for financial leases under IAS 17. IFRS 16 includes two recognition exemptions for lessees - leases of ‘low-value’ assets and short-term leases. At commencement of a lease, a lessee will recognise a liability to make lease payments (i.e. the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e. the right-of-use asset). Lessees will be required to separately recognise the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessor accounting will remain substantially unchanged from current standards. IFRS 16 requires more extensive disclosures.

Furrow anticipates total assets, total liabilities, EBITDA and operating cash flows to increase upon transition to IFRS 16. The expense profile in profit and loss will be front-loaded, due to higher interest expenses in early years on the lease liability. For the current lease portfolio no impact is considered as the main lease contract will expire before the date of Initial application.
Mandatory for financial years commencing on or after 1 January 2019.

5.7	Third party costs

(GBP x 1,000)	2016	2015
Cost of suppliers	8,701	12,029
Operational lease expense	10,845	9,798

Total	19,546	21,827

Cost of suppliers comprises costs of third party equipment hire, fuel, demobilisation and mobilisation, consumables and third party personnel. Operational lease expense mainly relate to the operational lease contract for the Saltire. For the provision relating to the onerous lease contract, reference is made to note 5.17.

5.8	Personnel expenses

(GBP x 1,000)	2016	2015
Wages and salaries	3,790	5,896
Compulsory social security contributions	464	711
Contributions to defined contribution plans	218	294

Total	4,472	6,901

5.9	Impairments
During 2016 and 2015 an impairment loss on a vessel was recorded of GBP 9,026 (2015: GBP 29,133) due to poor market conditions. The recoverable amounts are determined based on the higher of fair value less costs of disposal (determined by using external broker quotes) and value in use calculations using discounted cash flows models. Pre-tax discount rates in these calculations were 8% (2015) and 8.7% (2016). The impairment is based on a discounted cash flow calculation. The value in use in 2016 is determined to be USD 55,000 (GBP 44,188 at December closing rate). The value in use is within the range of the broker quote of USD 48,000 to USD 58,000.The value In use in 2015 is determined to be USD 66,900 (GBP 45,492 at December closing rate). The value in use is within the range of the broker quote of USD 65,000 to USD 75,000.

5.10	Other expenses

(GBP x 1,000)	2016	2015
Maintenance and operational supplies	123	25
Indirect operating expenses	13	1
Occupancy costs	453	657
Property lease expense	135	34
Communication and office equipment	70	250
Research costs	102	0
Shared Services	1253	1905
Marketing and advertising costs	30	72
Redundancy	209	155
Other	249	153

Total	2,637	3,252

The shared services cost decreased from GBP 1,905 to GBP 1,253 as a result of cost reduction on overhead expenses.

5.11	Net finance (income)/expenses

(GBP x 1,000)	2016	2015
Finance income		-7
FX impacts	-1,363	48

Net finance (income)/expenses recognised in profit or loss	-1,363	41

5.12	Income tax expense/(gain)
Recognised in profit or loss

(GBP x 1,000)	2016	2015
Current income tax expense/(gain)
Current year	184	155
Adjustments for prior years

Total income tax expense/(gain)	184	155

Income tax related to other comprehensive income Items is nil (2015: nil)

Reconciliation of effective tax rate

(GBP x 1,000)	2016%	2016	2015%	2015
Profit/(loss) for the period from continuing operations		-15,013		-32,271
Income tax expense/(gain)		184		155

Profit/(loss) before income tax		-14,829		-32,116

Income tax using the weighted domestic average tax rates	19%	-2,850	7%	-2,150
Current year tax losses and tax credits not recognised	20%	3,034	7%	2,305

Income taxes of all Furrow components are calculated on a separate return basis. The components are subject to the tax rate in their respective jurisdictions, which varies from 0% to 20%. Due to the fact that Furrow components did not file separate tax returns, but were part of a Fugro consolidated tax group, tax balances are deemed either contributed or distributed to the shareholder, Fugro, and have therefore been accounted for as parent company net investment transactions with Fugro. The tax losses incurred by Furrow components will not be available to compensate future tax profits of Furrow. Instead, these losses are attributable to Fugro and therefore not recognized by Furrow.

5.13    Property, plant and equipment

(GBP x 1,000)
	Vessel	Trenching systems	ROVs	Other	Total
Cost
Balance at 1 January 2016	100,056	7,510	9,127		116,693
Additions	4,337	0	0		4,337
Disposals					0
Effects of movement in foreign exchange rates	19,803	1,295	1,574		22,672
					0
Balance at 31 December 2016	124,196	8,805	10,701		143,702
					0
Depreciation and impairment losses					0
Balance at 1 January 2016	54,648	3,942	7,770		66,360
Depreciation	4,639	597	719		5,955
Impairment loss (note 5.9)	9,026	0	0		9,026
Disposals	0	0	0		0
Effects of movement in foreign exchange rates	11,183	710	1,377		13,269
					0
Balance at 31 December 2016	79,496	5,249	9,866		94,610
					0
Carrying amount					0
At 1 January 2016	45,408	3,568	1,357		50,333
					0
At 31 December 2016	44,700	3,556	835		49,091

(GBP x 1,000)
	Vessel	Trenching systems	ROVs	Other	Total
Cost
Balance at 1 January 2015	95,181	7,980	9,555		112,716
Other additions	0	0	133		133
Disposals					0
Effect of movements in foreign exchange rates	4,875	(470)	(561)		3,844
					0
Balance at 31 December 2015	100,056	7,510	9,127		116,693
					0
Depreciation and impairment losses					0
Balance at 1 January 2015	20,210	3,619	7,285		31,114
Depreciation	3,761	527	901		5,189
Impairment loss (note 5.9)	29,133	0	0		29,133
Disposals					0
Effect of movements in foreign exchange rates	1,544	(204)	(416)		924
					0
Balance at 31 December 2015	54,648	3,942	7,770		66,360
					0
Carrying amount					0
At 1 January 2015	74,971	4,361	2,270		81,602
					0
At 31 December 2015	45,408	3,568	1,357		50,333

5.14	Inventories
Inventories recognized consist of fuel. In 2016 GBP 2,105 (2015: GBP 2,852 of inventories was recognised as an expense and GBP nil (2015: GBP nil thousand) was written down. The expense is included in third party costs.

5.15	Trade and other receivables

(GBP x 1,000)	2016	2015	1 January 2015
Unbilled revenue on (completed) projects	111	984	2,014
Trade receivables	10,879	1,890	8,702
Related party receivables	249	571	16
Prepayments	153	577	203
VAT receivable	614	369	210

At 31 December	12,006	4,391	11,145

Unbilled revenue on (completed) projects represents the gross amount expected to be collected from customers for contract work performed to date. It is measured at costs incurred plus profits recognised to date less progress billings and recognised losses. The contracts in progress for which this amount exceeds progress billings are presented as unbilled revenue on (completed) projects.

Trade receivables are shown net of impairment losses amounting to GBP 47 thousand (2015: GBP nil) arising from identified doubtful receivables from customers. Trade receivables were impaired taking into account the financial position of the debtors, the days outstanding and expected outcome of negotiations and legal proceedings against debtors. Unbilled revenue on (completed) projects does not include impairment losses (2015: nil).

5.16	Total parent company net investment

5.16.1	Translation reserve
The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of the carve-out components. The translation result for 2016 and 2015 primarily results from fluctuations in the USD/GBP exchange rate that impacted mainly the valuation of the vessel (reference is made to note 5.13). Reference is made to note 5.6.1.1 for the movements in the exchange rates applied.

5.17	Provision for onerous contract

(GBP x 1,000)
Onerous contract	2016	2015
Balance at 1 January	9,055	12,816

Provision made during the year	0	0
Provision used during the year	-1,717	-3,761
Provision reversed during the year	-3,487	0
Effect of movements in foreign exchange rates	972	0

Balance at 31 December	4,823	9,055

Non-current	2,229	3,453
Current	2,594	5,602

The provision for onerous contract relates fully to the lease of the Saltire vessel. The original lease term of the contract ends in July 2018. The contract cannot be cancelled without paying compensation. Furrow determined that the expected minimum obligation and costs from the contract exceed the expected income from work performed with the Saltire. This amount is provided for and re-assessed each reporting date.

During 2016 Furrow was awarded a trenching and cable laying contract with an expected closing date mid-2017. This award triggered a reduction of the onerous contract provision as it was not anticipated at 31 December 2015. The reversal of the provision has been recognised in the third party expenses.

In Q3 2017 Fugro notified the lessor to terminate the lease contract for the Saltire and started negotiations for the settlement of the termination. The settlement is expected to be finalized in Q4 2017.

5.18	Trade and other payables

(GBP x 1,000)	31 December 2016	31 December 2015	1 January 2015
Trade payables	1,300	1,078	600
Related party payables	548	109	987
Personnel related accruals	326	304	670
Other accruals	1,066	863	1,969

Balance at 31 December	3,240	2,354	4,226

Non-trade payables include accrued expenses of invoices to be received, employee related accruals, interest payable and considerations payable regarding acquisitions.

5.19	Financial risk management

5.19.1	Overview
Furrow’s risk management policy has been part of the risk management policy of the legal entities where the Furrow components make part of. The risk management policy includes the long-term sustainable management of the business activities and where possible, the mitigation of the associated business risks. Based on the nature and relative significance of the risks related to Furrow’s markets, clients and regions and its portfolio of activities the risks have been quantified to the extent possible.

Furrow has exposure to the following risks from its use of financial instruments:

■	Credit risk

■	Liquidity risk

■	Market risk

This note presents information about Furrow’s exposure to each of the above risks, Furrow’s objectives, policies and processes for measuring and managing risk, and Furrow’s management of capital.

Management has overall responsibility for the establishment and oversight of Furrow’s risk management framework.

Furrow’s risk management policies are established to identify and analyse the risks faced by Furrow, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and Furrow’s activities. Furrow, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their role and obligations.

5.19.2	Credit risk
Credit risk is the risk of financial loss to Furrow if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from Furrow’s trade receivables.

Trade and other receivables
Furrow’s exposure to credit risk is influenced mainly by the individual characteristics of each client. However, management also considers the composition of Furrow’s client base, including the default risk of the industry and country in which clients operate, as these factors may have an influence on credit risk. As Furrow operates to a large extent in the renewables industry a significant portion of trade and other receivables relates to clients from this industry.

Furrow typically has a limited number of concurrent projects resulting in projects with relatively high revenues. This increases the credit risk as the individual amounts receivable with the same client are higher.

New customers are analysed for creditworthiness before payment and delivery terms and conditions are offered. Furrow’s review may include external ratings, where available, and in some cases bank references. Customers that fail to meet Furrow’s benchmark creditworthiness may transact with Furrow only on a prepayment basis or have to provide a bank guarantee.

There is a high level of recurring customers and significant losses have not occurred in prior years. Clients that are known to have negative credit characteristics are monitored. If clients fail to pay timely Furrow re-assesses the creditworthiness and stronger debt collection is started if deemed necessary.

Management reviews frequently the outstanding trade receivables and takes additional precaution in working with these clients. Furrow establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for groups of similar receivables in respect of losses that have been incurred but not yet identified. The collective loss allowance is determined based on historical data of payment statistics for similar financial assets.

5.19.3	Liquidity risk
Liquidity risk is the risk that Furrow will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. Furrow's approach to liquidity risk is to ensure finance and liquidity remains available from Fugro. Furrow participates in the global cash pool as further disclosed below.

Although the result of the United Kingdom referendum to leave the EU leads to uncertainties, its impact on Furrow’s business will not be fully visible until negotiation between UK and EU are completed.

Historically, Furrow was participating in Fugro's global cash pool. Consolidated cash flow information, including a projection for the year, is reported on a monthly basis to management, ensuring that sufficient cash on demand is available to meet expected near term operational expenditures, including the servicing of financial obligations from lease commitments not included in the statement of financial position. There are no significant financial liabilities to be considered in relation to liquidity risk. Cash flows exclude the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

5.19.4	Market risk
Market risk includes changes in market prices, such as foreign exchange rates, interest rates and equity prices which will affect Furrow’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return. Furrow’s activities primarily relate to the renewables industry. For the maximum exposure to credit risk for trade receivables and unbilled revenue on (completed) contracts reference is made to note 5.20.

Currency risk
The nature of the business of Furrow exposes the operations and reported financial results and cash flows to the risks arising from fluctuations in exchange rates. Furrow’s business is exposed to currency risk whenever it has revenues in a currency that is different from the currency in which it incurs the costs of generating those revenues. In the case that the revenues can be offset against the costs incurred in the same currency, the balance may be affected if the value of the currency in which the revenues and costs are generated varies relative to the GBP.

To mitigate the impact of currency exchange rate fluctuations, Furrow continually assesses the exposure to currency risks. No hedging by using derivative financial instruments is applied by Furrow.

Furrow is sensitive to translation differences resulting from translation of its operations in non-GBP currencies to GBP. In 2016, significant exchange differences arose from the US dollar, EUR and NOK.

Interest rate risk
Furrow is mainly financed through net parent investment and does not have (interest bearing) debt and as such is not exposed to Interest rate risk.

5.19.5	Capital Management
Please refer to note 5.5.1.8 for more details about the parent company net investment.

5.19.5	Capital Management
Please refer to note 5.5.1.8 for more details about the parent company net investment.

5.20	Credit risk
Exposure to credit risk

(GBP x 1,000)	Carrying amount
	31 December 2016	31 December 2015
Unbilled revenue on (completed) projects	111	984
Trade receivables	10,879	1,890
Related party receivables	249	571
Other receivables	767	946

The maximum exposure to credit risk at the reporting date is the carrying amount of each class of financial assets mentioned above and primarily relates to receivables due from customers In Europe which are active in the renewables industry. As at 31 December 2016 the carrying amount of Furrow's most significant customer was GBP 9.9 million (2015: GBP 1.6 million).

The individually impaired receivables mainly relate to customers, which are in difficult economic situations. It was assessed that a portion of the receivables is expected to be recovered. The ageing of trade receivables and unbilled revenue on (completed) projects is as follows:

(GBP x 1,000)	2016		2015
	Gross	Impairment	Gross	Impairment
Not past due	10,175		1,170
Past due 1 - 30 days	609		135
Past due 31 - 60 days	0		1,567
Past due 61 - 90 days	47	47	0
Over 90 days	206		3
Retentions and special items
	11,037	47	2,875

The movement in the allowance for impairment in respect of trade receivables and unbilled revenue on (completed) contracts during the year was as follows:

(GBP x 1,000)	2016	2015
Balance at 1 January
Impairment loss recognised	47
Impairment loss reversed
Trade receivables written off
Effect of movements in exchange rates

Balance at 31 December	47

The allowance accounts in respect of trade receivables and unbilled revenue on (completed) contracts are used to record impairment losses unless Furrow is satisfied that no recovery of the amount owing is possible; at that point the amount considered irrecoverable is written off directly against the allowance.

The impairment loss recognised is mainly attributable to a limited number of clients for which receipt is doubtful or no longer probable.

No impairments related to other financial assets than trade receivables and unbilled revenue on (completed) contracts are recognised. In general, Furrow considers credit risk on other receivables to be limited.

5.21	Liquidity risk
Furrow only holds trade and other payables which are non-interest bearing and in general due In 30-60 days.

5.22	Currency risk
The following significant exchange rates applied during the year:

(in GBP)	2016		2015
	Average rate	Reporting date mid-spot rate	Average rate	Reporting date mid-spot rate
USD	0.746	0.819	0.659	0.676
EUR	0.820	0.862	0.725	0.735
NOK	0.088	0.095	0.081	0.076
HKD	9.577	10.543	8.469	8.684

Sensitivity analysis
A 10 percent strengthening of the GBP against the above currencies at 31 December would have increased (decreased) parent company net investment and profit or loss by the amounts shown below. This analysis is based on foreign currency exchange rate variances that Furrow considered to be reasonably possible at the reporting date. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecasted sales and purchases. The analysis is performed on the same basis as for 2015.

Effect in GBP x 1,000	Parent company net investment	Profit or loss after tax
31 December 2016
USD	-4,077	102.1
EUR	-399	37.2
NOK	481	424.6
HKD

31 December 2015
USD	-4,112	56
EUR	-447	-107
NOK	857	425
HKD

Reference is made to note 5.16.1 in connection with the translation of the parent company net investment. A 10 percent weakening of the GBP against the above currencies at 31 December would have had the equal but opposite effect on the amounts shown above, on the basis that all other variables remain constant. The effect for 2016 in the table above on profit or loss is positive as the losses reduce if the GBP would increase against the other currencies.

5.23	Commitments not included in the combined and carve-out statement of financial position

5.23.1	Operating leases as lessee
Non-cancellable operating lease rentals are payable as follows:

(GBP x 1,000)	2016	2015
Less than one year	10,995	8,694
Between one and five years	6,237	13,966
More than five years	—	—
Total	17,232	22,660

The lease commitments of Furrow relate to the minimum lease payments for the non-cancellable period following from the operational lease contract for the Saltire vessel. The lease expense for the year 2016 amounts GBP 10,007 (2015: GBP 8,986). Management concluded that the contract is onerous and recognised an onerous contract provision, see note 5.17.

5.23.2	Guarantees
Per 31 December 2016, Fugro's bank has issued performance bonds to guarantee a satisfactory completion of projects for Furrow customers for an amount of GBP 3,843 (2015: GBP 3,857)

5.24	Subsequent events
On 12 October 2017, Fugro announced its plan to divest its trenching and cable laying business (referred to as "Furrow") to Global Marine Group (referred to as "Global"). The acquisition of Furrow provides Global with high-end capabilities. The divestment ensures that Furrow strengthens its strategic focus while seizing the opportunity to operate to its full potential. The contemplated deal perimeter of the transaction involves the transfer of 1 vessel, 2 trenchers, 2 remotely operated vehicles and employees.

In Q3 2017 Fugro notified the lessor to terminate the lease contract for the Saltire and started negotiations for the settlement of the termination. Based on the current status of the negotiations the onerous contract provision has been determined at GBP 5,227. The settlement is expected to be finalized in Q4 2017.

5.25	Related parties

5.25.1	Identity of related parties
In the normal course of business, Furrow purchases materials and hires employees and equipment from various parties in which Fugro holds interest. These transactions are conducted with terms comparable to transactions with third parties.
These Combined Financial Statements include transactions with Fugro (including allocated central costs) and its group companies that are outside of Furrow. Fugro is a related party as it controlled Furrow during the periods presented.

An overview of related party transactions with other Fugro entities is as follows:

(GBP x 1,000)
	2016	2015
Sales to Fugro and its group companies	0	0
Purchases from Fugro and its group companies	4,762	7,224
Cost allocated from Fugro and its group companies	1,251	1,868
Funding by parent	14,740	(3,786)
Total	20,753	5,306

The funding by the parent mainly relates to working capital funding provided through the Fugro Group cash pool.

An overview of balance sheet positions with other Fugro entities is as follows:

(GBP x 1,000)
	2016	2015
Accounts receivable	249	571
Accounts payable	548	109

5.25.2	Transactions with Key Management Personnel

The remuneration of Key Management Personnel for 2016 and 2015 is as follows:

(GBP)
	2016	2015
Fixed base salary	195,552	184,867
Compensation pension contribution
Bonus	12,500	0
Pension costs (including disability insurance)	8,120	7,782

Total	216,172	192,649

There are no guarantees or obligations towards or on behalf of the Board of Management.

Aberdeen, 24 November 2017

Management

Mike Daniels

Ernst & Young Accountants LLP Cross Towers, Antonio Vivaldistraat 150 1083 HP Amsterdam, Netherlands Postbus 7883 1008 AB Amsterdam, Netherlands	Tel: +31 88 407 10 00 Fax: +31 88 407 10 05 ey.com

Independent auditor’s report

To:    the board of directors of Fugro N.V.
We have audited the accompanying combined and carve-out financial statements of the trenching and cable laying business of Fugro N.V. (Furrow), which comprise the combined and carve-out statement of financial position as of December 31, 2016 and 2015, and the related combined and carve-out statements of comprehensive income, changes in parent company net investment and cash flows for the years then ended, and the related notes to the combined and carve-out financial statements.
Management's responsibility for the Combined and Carve-out Financial Statements
Management is responsible for the preparation and fair presentation of these combined and carve-out financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of combined and carve-out financial statements that are free of material misstatement, whether due to fraud or error.
Auditor's responsibility
Our responsibility is to express an opinion on these combined and carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and carve-out financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined and carve-out financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined and carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined and carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined and carve-out financial statements referred to above present fairly, in all material respects, the financial position of Furrow at December 31, 2016 and 2015, and the combined and carve-out results of its operations and its cash flows for each of the two years ended December 31, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Combined and carve-out financial statements
As discussed in Notes 5.2 and 5.4 to the combined and carve-out financial statements, the Group has prepared these financial statements on a combined and carve-out basis. The historical financial position, results of operations and cash flows of the Group may not be indicative of what they actually would have been had the Group been a separate stand-alone entity, nor are they indicative of what the Group’s financial position, results of operations and cash flows may be in the future. Our opinion is not modified in respect to these matters.

/s/ Ernst & Young Accountants LLP

Amsterdam, the Netherlands

November 24, 2017